Exhibit 99.1


                            FOR FURTHER INFORMATION:
                            Media Relations:          Investor Relations:
                            Margaret Thomson          Bill Henderson
                            (859) 815-3039            (859) 815-4454
                            mrthomson@ashland.com     wehenderson@ashland.com


                            FOR IMMEDIATE RELEASE
                            June 30, 2003


ASHLAND AGREES TO SELL ITS
ELECTRONIC CHEMICALS
BUSINESS GROUP TO AIR PRODUCTS


Covington, Ky. -- Ashland Inc. (NYSE:ASH) announced today it has signed a definitive agreement to sell the net assets of its Electronic Chemicals business and certain related subsidiaries to Air Products in a transaction valued at approximately $300 million before tax. Ashland's after-tax proceeds will be used primarily to reduce debt.

     "This transaction will be a win for all parties," said James J. O'Brien, Ashland Chairman and Chief Executive Officer, in announcing the agreement. "Air Products benefits through business expansion, and the outlook for the Electronic Chemicals business and employees is much stronger as part of an organization that is targeting growth in the semiconductor industry."

     O'Brien added that the transaction furthers the profitability improvement plan he announced in October. "The sale of the Electronic Chemicals business reflects our strategy to optimize our business mix and focus greater attention on the remaining specialty chemical businesses and other transportation-related and construction operations where we can achieve strategic advantage. The transaction moves us significantly closer to our goal of reducing debt to 35 percent of total capital," O'Brien said. He confirmed the company expects to reach that target in fiscal 2004.

     Ashland expects the transaction to close within 60 days. Both Ashland and Air Products expect a seamless transition with no disruption in customer service or supply. The agreement calls for Ashland to provide certain administrative services during the transition period. Air Products will assume operations at manufacturing and sales facilities upon closing. The closing is conditional upon a number of standard closing conditions, including several regulatory reviews.

     Electronic Chemicals is a part of Ashland Specialty Chemical Company, a wholly owned division of Ashland Inc. With revenues of approximately $200 million a year, Electronic Chemicals provides ultra pure chemicals and other products and services to the worldwide semiconductor industry. The business employs about 800 people and includes three U.S. manufacturing locations in Pueblo, Colo.; Easton, Pa.; and Dallas, Texas, as well as facilities in Italy, South Korea and Taiwan. It

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also includes chemical  management  services on-site at customer locations, and full-service equipment parts cleaning, refurbishment and maintenance services handled through facilities in Gilbert and Tempe, Ariz., and Austin and Carrollton, Texas.

ABOUT ASHLAND

     Ashland Inc. (NYSE:ASH) is a Fortune 500 company providing products, services and customer solutions throughout the world. Businesses include road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels. Through the dedication of its employees, Ashland is "The Who In How Things Work(TM)." Find us at www.ashland.com.

ABOUT AIR PRODUCTS

     Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. The company is the largest global supplier of electronic materials, hydrogen, helium and select performance chemicals. Founded in 1940, Air Products is recognized for its innovative culture, operational excellence and commitment to safety and the environment. With annual revenues of $5.4 billion and operations in over 30 countries, the company's 17,200 employees build lasting relationships with their customers and communities based on understanding, integrity and passion. For more information, visit www.airproducts.com.

This news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to Ashland's operating performance, earnings, and scope and effect of asbestos liabilities. These estimates are based upon a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, weather, operating efficiencies and economic conditions, such as prices, supply and demand, cost of raw materials, and legal proceedings and claims (including environmental and asbestos matters). Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Other factors and risks affecting Ashland are contained in Ashland's Form 10-K for the fiscal year ended Sept. 30, 2002, as amended. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.

(R)Registered trademark, Ashland Inc.
(TM)Trademark, Ashland Inc.


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